Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Dominari Holdings Inc. on Form S-8 of our report dated April 1, 2024 with respect to our audits of the consolidated financial statements of Dominari Holdings Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Dominari Holdings Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, York

January 21, 2025